EXHIBIT 10.22 SECURITIES PURCHASE AGREEMENT, DATED SEPTEMBER 18, 1996 AMONG REGISTRANT, NASSAU CAPITAL PARTNERS L.P., NAS PARTNERS I L.L.C AND ELECTRA INVESTMENT TRUST P.L.C.


                                                                           [67]

                          SECURITIES PURCHASE AGREEMENT

                                     among

                        DECRANE AIRCRAFT HOLDINGS, INC.

                         NASSAU CAPITAL PARTNERS L.P.

                            NAS PARTNERS I L.L.C.

                                    AND

                       ELECTRA INVESTMENT TRUST P.L.C.
                                   [68]

                               dated as of

                          September [69] 18, 1996

                              TABLE OF CONTENTS
                              -----------------

                                                                         Page
                                                                         ----
1.  TRANSACTIONS AND CLOSING . . . . . . . . . . . . . . . . . . . . . . .  3
    1.1      SALE AND PURCHASE OF THE SECURITIES . . . . . . . . . . . . .  3
    1.2      PURCHASE PRICE FOR SECURITIES . . . . . . . . . . . . . . . .  3
    1.3      PLACEMENT FEE. . . . . . . . . . . . .  . . . . . . . . . . .  3
    1.4      CLOSING. . . . . . . . . . . . .  . . . . . . . . . . . . . .  3
    1.5      USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . .[70]   3

2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY. . . . . . . . . . . . .  4
    2.1      ORGANIZATION, STANDING, ETC. . . . . . . . . . . . . .  . . .  4
    2.2      CORPORATE ACTS AND PROCEEDINGS; ENFORCEABILITY OF
                AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . .  4
    2.3      DUE AUTHORIZATION, ISSUANCE, ETC. . . . . . . . . . . . . . .  5
    2.4      CERTIFICATE OF INCORPORATION AND CODE OF
                REGULATIONS . . . . . . . . . . . . . . . . . . . . . . . . 5
    2.5      CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . 5
    2.6      NO CONFLICT; GOVERNMENTAL APPROVALS AND NOTICES. . . . . . . . 6
    2.7      SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . . . . 7
    2.8      FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . 7
    2.9      CHANGES, DIVIDENDS, ETC.. . . . . . . . . . . . .  . . . . . . 8
    2.10     COMPLIANCE WITH LAWS. . . . . . . . . . . . .  . . . . . . . . 8
    2.11     LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . 9
    2.12     PRODUCTS LIABILITY . . . . . . . . . . . . . . . . . . . . . . 9
    2.13     NO BROKERS OR FINDERS . . . . . . . . . . . . . . . . . . . . 10
    2.14     TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
    2.15     AFFILIATE TRANSACTIONS; NO SEPARATE CONSIDERATION . . . . . . 10
    2.16     MATERIAL CONTRACTS. . . . . . . . . . . . . . . . . . . . . . 10
    2.17     ABSENCE OF UNDISCLOSED LIABILITIES. . . . . . . . . . . [71]  10
    2.18     OUTSTANDING DEBT. . . . . . . . . . . . . . . . . . . . . . . 11
    2.19     TITLE TO AND CONDITION OF PROPERTY. . . . . . . . . . . . . . 11
    2.20     ENVIRONMENTAL COMPLIANCE. . . . . . . . . . . . . . . . . . . 12
    2.21     EMPLOYEE PLANS. . . . . . . . . . . . . . . . . . . . . . . . 16
    2.22     PATENTS, ETC. . . . . . . . . . . . . . . . . . . . . . . . . 19
    2.23     FULL DISCLOSURE . . . . . . . . . . . . . . . . . . . . [72]  19

3.  REPRESENTATIONS AND WARRANTIES OF NASSAU CAPITAL . . . . . . . . . . . 20
    3.1      ORGANIZATION, STANDING, ETC.. . . . . . . . . . . . . . . . . 20
    3.2      PARTNERSHIP ACTS AND PROCEEDINGS; ENFORCEABILITY
                OF AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . 20
    3.3      NO CONFLICT; GOVERNMENTAL APPROVALS AND NOTICES . . . . . . . 20

4.  REPRESENTATIONS AND WARRANTIES OF EIT . . . . . . . . . . . . .  [73]  21
    4.1      ORGANIZATION, STANDING, ETC . . . . . . . . . . . . . . . . . 21
    4.2      CORPORATE ACTS AND PROCEEDINGS; ENFORCEABILITY OF
                AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . 21
    4.3      NO CONFLICT; GOVERNMENTAL APPROVALS AND NOTICES . . . . [74]  21

5.  REPRESENTATIONS AND WARRANTIES OF THE INVESTORS. . . . . . . . . . . . 22
    5.1      RESTRICTED SECURITIES . . . . . . . . . . . . . . . . . . . . 22
    5.2      INVESTMENT INTENT . . . . . . . . . . . . . . . . . . . . . . 22
    5.3      SOPHISTICATED INVESTOR. . . . . . . . . . . . . . . . . [75]  22

                                                                         Page
                                                                         ----
    5.4      ACCESS TO INFORMATION . . . . . . . . . . . . . . . . . [76]  22
    5.5      NO BROKERS OR FINDERS . . . . . . . . . . . . . . . . . . . . 23

6.  CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . 23
    6.1      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE
                INVESTORS. . . . . . . . . . . . . . . . . . . . . . . . . 23
    6.2      CONDITION PRECEDENT TO THE OBLIGATIONS OF THE
                COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . 25

7.  AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . 26
    7.1      FINANCIAL STATEMENTS AND OTHER REPORTS. . . . . . . . . . . . 26
    7.2      BOARD MEMBER; ATTENDANCE AT BOARD MEETINGS. . . . . . . . . . 28
    7.3      RESERVATION OF SHARES . . . . . . . . . . . . . . . . . [77]  28
    7.4      USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . [78]  28

8.  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
    8.1      INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . 29
    8.2      CERTAIN PROCEDURES. . . . . . . . . . . . . . . . . . . . . . 29

9.  WARRANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     9.1      TERM; EXERCISE . . . . . . . . . . . . . . . . . . . . . . . 30
     9.2      SERIES OF WARRANTS AND TRIGGERING EVENT. . . . . . . . . . . 30
     9.3      PUT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     9.4      ANTIDILUTION PROVISIONS. . . . . . . . . . . . . . . . . . . 32
     9.5      REGISTRATION . . . . . . . . . . . . . . . . . . . . . . . . 32
     9.6      VOTING . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

10.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . [79]  32
     10.1     SURVIVAL OF REPRESENTATIONS AND WARRANTIES . . . . . . [80]  32
     10.2     COSTS AND EXPENSES; TRANSFER TAXES . . . . . . . . . . . . . 33
     10.3     CONFIDENTIALITY; PRESS RELEASES. . . . . . . . . . . . . . . 33
     10.4     PARTIES IN INTEREST . . . . . . . . . . . . . . . . . . . . .33
     10.5     EXHIBITS AND SCHEDULES . . . . . . . . . . . . . . . . [81]  33
     10.6     HEADINGS . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     10.7     AMENDMENTS, WAIVERS, ETC . . . . . . . . . . . . . . . . . . 34
     10.8     GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . 34
     10.9     NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     10.10    COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . 36
     10.11    SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . 36

                                    EXHIBITS

Exhibit A      Second Amended and Restated Certificate of Incorporation
Exhibit B      Form of Series H Warrant
Exhibit C-1    Form of Nassau Note
Exhibit C-2    Form of Electra Note
Exhibit D      Form of Series I Warrant
Exhibit E      Shareholders Agreement
Exhibit F      Registration Rights Agreement
Exhibit G      Form of Opinion of Spolin & Silverman


                                   SCHEDULES

Schedule  1.5       ADS Asset Purchase Documents
          2.4(a)    Certificate of Incorporation of the Company
          2.4(b)    Code of Regulations of the Company
          2.4(c)    Resolutions
          2.5(a)    Capital Stock - Company
          2.5(b)    Subscriptions, Options, Warrants, etc. - Company
          2.5(c)    Voting Trusts, Proxies, etc. - Company
          2.5(d)    Registration Rights - Company
          2.6       Consents, Authorization, Approvals, etc.
          2.7(a)    Subsidiaries; Capital Stock
          2.7(b)    Subscriptions, Options, Warrants, etc. - Subsidiaries
          2.7(c)    Voting Trust, Proxies, etc. - Subsidiaries
          2.8       Financial Statements
          2.9       Changes, Dividends, etc.
          2.10      Compliance, Citations, etc.
          2.11      Litigation
          2.15      Affiliate Transactions; No Separate Consideration
          2.16      Material Conflicts
          2.17      Undisclosed Liabilities
          2.18      Outstanding Debt
          2.19      Real Property
          2.20      Environmental Matters
          2.21(a)   Employee Benefit Plans
          2.21(h)   Present Value of Benefit Payable Presently
          2.21(i)   Payments, etc.
          2.21(k)   Labor Matters
          2.22      Intangible Rights

                            SECURITIES PURCHASE AGREEMENT

         THIS SECURITIES PURCHASE AGREEMENT, dated as of September [1] 18, 1996 (this "Agreement"), is by and among DeCrane Aircraft Holdings, Inc., an Ohio corporation (the "Company"), Nassau Capital Partners L.P., a Delaware limited partnership located at 22 Chambers Street, Princeton, New Jersey ("Nassau Capital"), NAS Partners I L.L.C., a Delaware limited liability company also located at 22 Chambers Street, Princeton, New Jersey ("NAS" and, collectively with Nassau Capital, "Nassau") [2] AND Electra Investment Trust P.L.C., a corporation organized under the laws of the United Kingdom, located at 65 Kings Way, London, England ("EIT") [3] (NASSAU AND EIT are hereinafter sometimes referred to collectively as the "Investors", or individually as an "Investor").

                                W I T N E S S E T H:


         WHEREAS, the Company currently is authorized to issue 8,000,000 shares of Common Stock, without par value (the "Common Stock"), 167,702 shares of Series A Convertible Preferred Stock, without par value (the "Series A Stock"), 1,636,316 shares of Series B Convertible Preferred Stock, without par value (the "Series B Stock"), 3,000,000 shares of Series C Convertible Preferred Stock, without par value (the "Series C Stock"), and 2,000,000 shares of Series D Convertible Preferred Stock, without par value (the "Series D Stock,"), having the rights set forth in the Amended and Restated Certificate of Incorporation of the Company, included as Schedule 2.4(a) hereto (the "Certificate of Incorporation");

         WHEREAS, the Company desires to further amend the Certificate of Incorporation to authorize 1,500,000 shares of Series E Convertible Preferred Stock, without par value (the "Series E Stock", and, together with the Series A Stock, Series B Stock, Series C Stock, and Series D Stock, the "Preferred Stock"), having the rights set forth in the Second Amended and Restated Certificate of Incorporation of the Company attached as Exhibit A hereto;

         WHEREAS, at the Closing (as hereinafter defined), the Company desires to sell 500,000 shares of newly-issued Series E Stock to Nassau for an aggregate purchase price of $2,000,000 (the "Nassau Shares") and 250,000 shares of newly issued Series E Stock to [4] EIT for an aggregate purchase price of $1,000,000 (the " [5] EIT Shares" and, collectively with the Nassau Shares, the "Shares"), and each of Nassau and [6] EIT wishes to acquire its respective Shares, all in accordance with the terms and conditions of this Agreement;

         WHEREAS, the Company desires to authorize the issuance of certain warrants, substantially in the form of Exhibit B hereto (together with any such warrants which may be issued pursuant to any provision hereof or any provision contained in the warrants and any such warrants which may be issued in addition to or in substitution or exchange therefor, and including the Nassau Series H Warrants and the [7] EIT Series H Warrants (each as defined below), the "Series H Warrants"; and, together with the Shares, the "Equity Securities"), to purchase for a price of $0.01 per share certain shares of the Company's Common Stock;

         WHEREAS, at the Closing, the Company desires to sell Series H Warrants, initially equal to an aggregate of [8] 115,373 shares of Common Stock, subject to adjustment as set forth therein, to Nassau (the "Nassau Series H Warrants"), and Series H Warrants, initially equal to an aggregate of [9] 57,704 shares of Common Stock, subject to adjustment as set forth therein, to [10] EIT (the
" [11] EIT Series H Warrants") and each of Nassau and [12] EIT wishes to acquire its respective Series H Warrant, all in accordance with the terms and conditions of this Agreement;

         WHEREAS, Nassau [13] will provide $2,000,000 to the Company in exchange for a promissory note, OR NOTES, in the aggregate principal amount of $2,000,000, substantially in the form attached hereto as Exhibit C-1, having the terms set forth therein (the "Nassau Note"); and [14] EIT will provide $1,000,000 to the Company in exchange for a promissory note in the aggregate principal amount of $1,000,000, substantially in the form attached hereto as Exhibit C-2, having the terms set forth therein (the " [15] EIT Note" and, collectively with the Nassau Note, the "Note");

         WHEREAS, the Company desires to authorize the issuance of certain warrants, substantially in the form of Exhibit D hereto (together with any such warrants which may be issued pursuant to any provision hereof or any provision contained in the warrants and any such warrants which may be issued in addition to or in substitution or exchange therefor, including the Nassau Series I Warrants and the [16] EIT Series I Warrants (each as defined below), the "Series i Warrants"; and, together with the Note, the "Debt Securities") (the Equity Securities and the Debt Securities are collectively referred to herein as the "Securities"), to purchase for a price of $0.01 per share certain shares of the Company's Common Stock; and

         WHEREAS, at the Closing, the Company desires to sell Series I Warrants, initially equal to an aggregate of [17] 115,373 shares of Common Stock, subject to adjustment as set forth therein, to Nassau (the "Nassau Series I Warrants"), and Series I Warrants, initially equal to an aggregate of 57,704 shares of Common Stock, subject to adjustment as set forth therein, to [19] EIT (the " [20]EIT Series I Warrants") and each of Nassau and [21] EIT wishes to acquire its respective Series I Warrant, all in accordance with the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions set forth herein, the Company and the Investors, intending to be legally bound, hereby agree as follows:

                      1.  TRANSACTIONS AND CLOSING

         1.1 SALE AND PURCHASE OF THE SECURITIES. Upon the terms hereof and subject to the conditions set forth herein, the Company shall sell to Nassau and [22] EIT and Nassau and [23] EIT shall purchase from the Company, at the Closing, the Securities.

         1.2 PURCHASE PRICE FOR SECURITIES. The aggregate purchase price to be paid by the Investors to the Company for the Securities shall be $6,000,000 (the "Subscription Price").

         1.3 PLACEMENT FEE. Upon the terms and subject to the conditions set forth herein, on the Closing Date (as hereinafter defined), the Company will pay by wire transfer to (i) Nassau Capital L.L.C. (an affiliate of Nassau Capital) a placement fee in the amount of $40,000 and (ii) to [24] Electra [25] Inc. (an affiliate of EIT) a placement fee in the amount of $20,000.

         1.4 CLOSING. The closing of the purchase and sale of the Securities (the "Closing") will take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, two Business Days after the date on which all the conditions specified in Section 4 hereof shall have been satisfied, or on such other date or at such other place as the Investors and the Company may agree (the "Closing Date"). The Company will give the Investors five days' notice of the Closing Date and the time of Closing. At the Closing, the Company will deliver to the Investors (a) the Shares, registered in the Investors' names and in such denominations as the Investors shall request, (b) the Note, issued to the Investors in such denominations as the Investors shall request and, (c) the Series H Warrants and the Series I Warrants (collectively, the "Warrants"), registered in the Investors' names or those of the Investors' nominees, against payment of the Subscription Price by transfer in lawful money of the United States of America in immediately available funds to such bank and account as the Company may direct in writing. If at the Closing the Company shall fail to
(w) tender to the Investors any of the Shares, (x) issue to the Investors any Note, (y) tender to the Investors any of the Warrants, or (z) have satisfied any of the closing conditions specified herein, or if such closing conditions shall not have been waived by the Investors, the Investors shall, at the Investors' election, be relieved of all further obligations under this Agreement, without thereby waiving any other rights the Investors may have by reason of such failure.

         1.5 USE OF PROCEEDS. The Company shall use the proceeds which it receives from the sale of the Securities hereunder solely for the consummation of the purchase by the Company of 100% of the assets of the Aerospace Display Systems Division of Allard Industries, Inc. (the "ADS Asset Purchase") pursuant to the terms and conditions of the ADS Asset Purchase Documents, set forth on Schedule 1.5 hereto, and for the payment of certain fees and expenses incurred by the Company in connection therewith AND HEREWITH.

         2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Investors as follows:

         2.1 ORGANIZATION, STANDING, ETC. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and each Subsidiary (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Company and each Subsidiary have all requisite corporate power and authority to own and operate its material properties and assets and to carry on its business as now conducted. The Company and each Subsidiary are duly qualified to do business as foreign corporations and are in good standing in the State of Ohio and in each other jurisdiction in which the character or location of the properties and assets owned or operated by it or the nature of the material business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified could not reasonably be expected to have a material adverse effect on business, assets, liabilities, results of operations, financial condition or prospects of the Company and its Subsidiaries, taken as a whole (a "Material Adverse Effect").

         2.2  CORPORATE ACTS AND PROCEEDINGS; ENFORCEABILITY OF AGREEMENTS.
(a) The Company has all requisite corporate power and authority to enter into this Agreement, the Shareholders Agreement (as hereinafter defined), the Registration Rights Agreement (as hereinafter defined) and such documents necessary or advisable to consummate the ADS Asset Purchase (the "ADS Asset Purchase Documents") and to perform its obligations contemplated hereunder and thereunder.

         (b) Within a reasonable period of time after the Closing Date, the Company will deliver to each of Nassau and [26] EIT a set of closing binders containing true and complete copies of the final, executed ADS Asset Purchase Documents.

         (c) All corporate action on the part of the Company and its subsidiaries, officers, directors and stockholders necessary for the authorization, execution and delivery by the Company of this Agreement, the Shareholders Agreement, the Registration Rights Agreement and the ADS Asset Purchase

Documents, the performance of all obligations of the Company hereunder and thereunder (including the authorization, issuance, sale and delivery of the Securities to be issued hereunder), has been taken.

           (d) This Agreement has been, and the Shareholders Agreement, the Registration Rights Agreement and the ADS Asset Purchase Documents when executed and delivered by the parties thereto will be, duly executed and delivered by authorized officers of the Company and constitutes, or when executed and delivered by the parties thereto will constitute, a valid and binding obligation of the Company and is, or when executed and delivered by the parties thereto will be, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and to general principles of equity (whether considered in a proceeding in equity or at law).

           2.3 DUE AUTHORIZATION, ISSUANCE. ETC. The Securities being issued hereunder, when issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly authorized and validly issued, fully paid and nonassessable.

           2.4  CERTIFICATE OF INCORPORATION AND CODE OF REGULATIONS.
Schedule 2.4(a) hereto is a complete and correct copy of the Certificate of Incorporation as currently in effect and on file with the Secretary of State of the State of Ohio. Schedule 2.4(b) hereto is a complete and correct copy of the Code of Regulations of the Company (the "Code of Regulations") as currently in effect. Schedule 2.4(c) hereto contains complete and correct copies of all resolutions of the Board of Directors of the Company, authorizing the execution, delivery and performance of this Agreement, the Shareholders Agreement, the Registration Rights Agreement and the ADS Asset Purchase Documents and the performance of all the obligations of the Company contemplated hereunder and thereunder and such resolutions are currently in full force and effect.

           2.5 CAPITALIZATION. (a) The authorized capital stock of the Company consists of [27] 15,000,000 shares of Common Stock and 167,702 shares of Series A Stock, 1,636,316 shares of Series B Stock, 3,000,000 shares of Series C Stock and 2,000,000 shares of Series D Stock. The rights, preferences, convertibility and other characteristics of the shares of Common Stock and Preferred Stock (not including the Series E Stock) of the Company are as set forth in the Certificate of Incorporation and the Code of Regulations, subject to the terms of the Third Amended and Restated Shareholders Agreement. As of the date of this Agreement, [301,840] shares of Common Stock have been issued and are outstanding, and the beneficial and record ownership of such shares is as set forth on Schedule 2.5(a). All of such shares of Common Stock have been duly authorized and validly issued and are fully paid and non assessable. As of the date of this Agreement, [167,702] shares of Series A Stock, [1,583,537] shares of Series B Stock, [2,346,471] shares of Series C Stock and [2,000,000] of the Series D Stock have been issued and are outstanding and the beneficial and record ownership of each such series is as set forth on Schedule 2.5(a). All of such shares of Preferred Stock (not including the Series E Stock) have been duly authorized and validly issued and are fully paid and non-assessable.

         (b) Except as set forth on Schedule 2.5(b) and except for the transactions contemplated by this Agreement, the Shareholders Agreement and the Registration Rights Agreement, there are no outstanding subscriptions, options, warrants, calls, contracts, preemptive rights, demands, commitments, conversion rights or other agreements or arrangements of any character or nature whatsoever under which the Company is or may be obligated to issue or acquire its capital stock.

         (c) Except as set forth on Schedule 2.5(c), Company is not a party to, and the Company has no knowledge of any, voting trusts, proxies or any other agreements or understandings with respect to the voting of any capital stock of the Company.

         (d) Except as set forth in Schedule 2.5(d), the Company has not granted or agreed to grant any rights relating to the registration of its securities under applicable federal and state securities laws, including piggyback rights.

         (e) Except as set forth on Schedule 2.5(b), the consummation of the transactions contemplated by this Agreement will not trigger the anti-dilution provisions or other price adjustment mechanisms of any outstanding subscriptions, options, warrants, calls, contracts, preemptive rights, demands, commitments, conversion rights or other agreements or arrangements of any character or nature whatsoever under which the Company is or may be obligated to issue or acquire its capital stock.

         2.6 NO CONFLICT; GOVERNMENTAL APPROVALS AND NOTICES. The execution and delivery of this Agreement as of the date hereof, and the Shareholders Agreement, the Registration Rights Agreement and the ADS Asset Purchase Documents, as of the Closing Date (collectively, the "Closing Documents"), and the consummation of the transactions contemplated by any of the Closing Documents will not (i) violate the Certificate of Incorporation or Code of Regulations of the Company or any Subsidiary, (ii) conflict with or constitute a violation of any law, statute, judgment, order, decree or regulation applicable or relating to the Company or any of its Subsidiaries or to which any of its assets or properties is subject, or (iii) result in a breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any asset or property of the Company or any Subsidiary pursuant to, any agreement or other instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any portion of their respective properties, assets or rights are bound or affected, except for those breaches, defaults, liens and encumbrances which in the aggregate could not reasonably be expected to have a Material Adverse Effect. No consent, authorization, approval, permit or order of, or notice to or filing with, any governmental authority is required in connection with the execution, delivery and performance of any of the Closing Documents by the Company and except for
(x) consents, authorizations, approvals, permits and orders which have been obtained and filings which have been made as of the date hereof, (y) consents, authorizations, approvals, permits, orders and filings set forth on
Schedule 2.6.

         2.7 SUBSIDIARIES. (a) As used herein, "Subsidiary" shall mean (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by the Company, either directly or indirectly and (ii) any joint venture, general or limited partnership or other legal entity in which the Company is the record or beneficial owner, directly or indirectly, of a majority of the equity interests. Schedule 2.7(a) accurately sets forth each Subsidiary, including its name, place of incorporation or formation, the number of shares authorized for each class of the capital stock thereof, the number of shares issued and outstanding for each class of the capital stock thereof, and the record ownership of all capital stock issued thereby. All shares of capital stock of any Subsidiary directly or indirectly owned by the Company have been duly authorized and validly issued, are fully paid, non-assessable and, except as set forth on
Schedule 2.7(a), are directly or indirectly owned by the Company free of any security interest, lien, pledge or other encumbrance.

         (b) Except as set forth on Schedule 2.7(b), there are no outstanding subscriptions, options, warrants, calls, contracts, preemptive rights, demands, commitments, conversion rights or other agreements or arrangements of any character or nature whatsoever under which any Subsidiary is or may be obligated to issue or acquire its capital stock.

         (c) Except as set forth on Schedule 2.7(c), there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

         2.8 FINANCIAL STATEMENTS. Schedule 2.8 includes true and complete copies of (i) the audited balance sheets of the Company as at December 31, 1993, 1994 and 1995 and the related audited statements of operations and of cash flows of the Company for the fiscal years then ended, including the auditors' opinions thereon and all notes thereto, and (ii) the unaudited balance sheet of the Company as at June 30, 1996, and the related unaudited statement of operations of the Company for the period January 1, 1996 through June 30, 1996. Each of the foregoing financial statements (the "Financial Statements") was prepared in accordance with generally accepted accounting principles consistently applied (except, with respect to unaudited statements, for the omission of footnote disclosures and normal year end audit adjustments). Such balance sheets present fairly the financial position of the Company as of the dates stated thereon, and such statements of operations present fairly the results of the operations of the Company for the periods stated on such statements of operations.

         2.9 CHANGES, DIVIDENDS, ETC. Except as set forth on Schedule 2.9, since December 31, 1995, (i) neither the Company nor any of its Subsidiaries has paid any management fee or declared or made any payment, loan, advance, dividend or other distribution to its affiliates or stockholders as such, or purchased or redeemed any shares of its capital stock, or obligated itself to do so; (ii) neither the Company nor any of its Subsidiaries has sold, transferred, encumbered or leased any of its assets except in the usual and ordinary course of business, or merged or consolidated with or into any other person, firm or entity; (iii) neither the Company nor any of its Subsidiaries has issued or sold any shares of its capital stock or other securities or granted any options or other rights with respect thereto; (iv) neither the Company nor any of its Subsidiaries has incurred any material obligation or liability except in the ordinary course of business; (v) there has not been any termination, discontinuation, closing or disposition of any material business operation of the Company or any of its Subsidiaries; and (vi) there has not been any change in the method of accounting or accounting practice or policy of the Company or any of its Subsidiaries; nor, except as set forth on
Schedule 2.9, has the Company or any of its Subsidiaries (A) agreed to do any of the foregoing, other than pursuant to this Agreement, or (B) suffered any physical damage, destruction or other loss (whether or not covered by insurance) which has had or may have a Material Adverse Effect. Except as set forth on Schedule 2.9 hereto or in the Financial Statements, since December 31, 1995, there has been no Material Adverse Effect, nor is the Company aware of the occurrence of any event which constitutes or which would, with the giving of notice or the passage of time, constitute a default under any material agreement entered into by the Company or any of its Subsidiaries.

         2.10  COMPLIANCE WITH LAWS.  (a)  Except as set forth in Schedule
2.10 attached hereto, the Company has not received notice of, or citation or summons for, and no complaint has been filed, no penalty has been assessed and no investigation or review is in process or', to the best knowledge of the Company, threatened by any governmental authority with respect to, any violation or alleged violation of any law, regulation, order or other legal requirement, or failure by the Company to have any permit, certificate, license, approval, registration or authorization (including industry certificates and approvals and including, without limitation, FAA Supplemental Type Certificates ("STCs") required in connection with the operation of its business. The Company is not in default with respect to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to or in connection with its business or any of its assets, properties or operations.

         (b) Except as set forth in Schedule 2.10 attached hereto, with respect to the operation of its business, the Company possesses and is in compliance with all material permits, certificates, licenses, approvals, registrations and authorizations (including industry certificates and approvals and including, without limitation, STCs) required under all applicable laws, rules and regulations, all of which are in full force and effect, and the business has been conducted and is now being conducted in compliance with all applicable laws, rules, regulations, judgments and orders of the United States and states, counties, municipalities and agencies thereof, including, without limitation, laws, rules and regulations relating to pollution and environmental control, equal employment opportunity, health and safety and zoning.

         2.11 LITIGATION. Except as set forth in Schedule 2.11 attached hereto, there are no claims, actions, suits, proceedings, labor disputes or investigations in process by or against the Company or any of its Subsidiaries or, to the best knowledge of the Company, threatened either by a written communication directed to the Company or by an oral communication directed to the Company by a stockholder of the Company, before any federal or state court, arbitrator or governmental authority by or against the Company which, if adversely determined, may reasonably be expected to have a Material Adverse Effect or in any liability on the part of the Company which would be material to the Company or which to the best knowledge of the Company, includes a claim against or involving the Company in excess of $100,000 or which questions the validity or legality of or seeks damages in connection with this Agreement or any action taken or to be taken pursuant to this Agreement. Except as set forth in Schedule 2.11 attached hereto, there are no outstanding judgments, decrees or orders of any court or governmental authority against the Company.

         2.12 PRODUCTS LIABILITY. Except for lawsuits, claims (asserted or unasserted), damages and expenses adequately covered by the Company's insurance, there are no (i) liabilities of the Company, fixed or contingent, asserted or, to the best knowledge of the Company, unasserted, with respect to any product liability or any similar claim that relates to any product sold by the Company to others prior to the Closing Date, or (ii) liabilities of the Company, fixed or contingent, asserted or, to the best knowledge of the Company, unasserted, with respect to any claim for the breach of any express or implied product warranty or any other similar claim with respect to any product sold by the Company to others prior to the Closing Date, other than standard warranty obligations (to replace, repair or refund) made by the Company in the ordinary course of the conduct of its business to purchasers of its products, and except, in each case, where such liabilities do not or would not reasonably be expected to have a Material Adverse Effect.

         2.13 NO BROKERS OR FINDERS. No person, firm or entity has or will have, as a result of any act or omission of the Company, any right, interest or valid claim against the Company or the Investors for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

         2.14 TAXES. The Company and its Subsidiaries have timely filed with all appropriate governmental authorities all material tax returns and reports which are required to be filed prior to the date hereof. Subject to any extensions duly requested and granted, the Company and its Subsidiaries have duly and timely paid in full all taxes shown as due on such returns and reports or, to the extent such taxes are accrued but not yet due, have adequately reserved for the timely payment of any and all such taxes when due. No issue has been raised by any taxing authority which could result in a deficiency in the amount of taxes shown as due and owing on any tax return or report required to be filed by the Company or any of its Subsidiaries.

         2.15 AFFILIATE TRANSACTIONS; NO SEPARATE CONSIDERATION. Except as set forth on Schedule 2.15 hereto, there are no existing agreements, understandings or arrangements between the Company or any of its Subsidiaries, on one hand, and any shareholder set forth on Schedule 2.5(a) or any affiliate of any such shareholder, on the other hand, relating to the properties, assets or conduct of the business and operations of the Company or any of its Subsidiaries.

         2.16 MATERIAL CONTRACTS. All contracts material to the business of the Company and its Subsidiaries, including all contracts involving payments of, or the provision of services valued at, amounts in excess of $100,000 per year (the "Material Contracts") are set forth on Schedule 2.16 and are valid and binding and enforceable in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and to general principles of equity (whether considered in a proceeding in equity or at law). Except as set forth on Schedule 2.16, to the knowledge of the Company, there are no existing defaults, nor have any events or circumstances occurred which, with or without notice or the lapse of time or both, would constitute defaults, under any of the Material Contracts.

          2.17 ABSENCE OF UNDISCLOSED LIABILITIES. Except for (a) liabilities reflected or reserved against in full in the Financial Statements or incurred after the date thereof in the ordinary course of business in an amount not exceeding $100,000 in the aggregate, (b) liabilities not yet due and payable or obligations to be performed or satisfied after the date hereof under the Material Contracts, (c) liabilities incurred in the ordinary course of business and not required to be reflected in the Financial Statements, and
(d) as set forth on Schedule 2.17, neither the Company nor any of its Subsidiaries has, or will have upon consummation of the ADS Asset Purchase, any material liability or obligation of any nature, whether accrued, absolute or contingent. [PLEASE [28] ADD ASI WRITE-OFF TO SCHEDULE 2.17.]

         2.18 OUTSTANDING DEBT. Except as set forth in Schedule 2.18, the Company does not, and each of its Subsidiaries do not, have any outstanding secured or unsecured Debt or commitments for any Debt, and as of the Closing Date there will exist no default or event of default by the Company or any of its Subsidiaries under the provisions of any instrument evidencing such Debt or of any agreement relating thereto that has or would be expected to have a Material Adverse Effect. As used in this Agreement, "Debt" shall mean, as to any person (calculated for any person without duplication): (i) all liabilities, whether recourse is limited or otherwise, for borrowed money or for the deferred purchase price of property or services (but excluding trade expenses and accounts payable incurred in the ordinary course of business and which are not overdue by more than 90 days unless being contested in good faith), including obligations under leases which would be treated as capital leases; (ii) reimbursement obligations with respect to letters of credit;
(iii) any obligation secured by any property or asset of such person; (iv) any obligation with respect to currency or hedging agreements; and (v) any of the foregoing liabilities which such person has guaranteed.

         2.19 TITLE TO AND CONDITION OF PROPERTY. The Company and its Subsidiaries have good and marketable title to all material property and assets (real, personal or mixed) reflected on the Financial Statements, free and clear of any security interest, mortgage, pledge, or other lien or encumbrance, except for (i) liens, mortgages and security interests securing indebtedness reflected on the Financial Statements, and (ii) security interests, mortgages, pledges and other liens and encumbrances which do not materially interfere with the operation of the business of the Company and its Subsidiaries. Such property and assets include all property and assets necessary to conduct the business and operations of the Company as now conducted. The Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all leases necessary in any material respect for the operation of its properties and businesses; and none of such leases contain any unusual or burdensome provisions which might materially affect or impair the operation of such properties and businesses. Schedule 2.19 sets forth a description of all real property owned or leased by the Company or any Subsidiary.

        2.20 ENVIRONMENTAL COMPLIANCE. Except as set forth on Schedule 2.20 attached hereto:

          (a) The Company and each of its Subsidiaries have obtained all environmental, health and safety permits, licenses and other authorizations required under any and all Environmental Laws the absence of which permit, license or other authorization would have a material adverse effect to the Company ("Environmental
     Permits") to carry on their respective business as now being or as proposed to be conducted. No modification, revocation, reissuance, alteration, transfer, or amendment of the Environmental Permits, or any review by, or approval of, any third party of the Environmental Permits is required in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of the Company following such consummation. Each Environmental Permit is in full force and effect and the Company and each of its Subsidiaries are in compliance with the terms and conditions thereof, and is, and has been, also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, provisions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, including, without limitation, the requirement to have obtained in the past then applicable Environmental Permits except as would not reasonably be expected to result in liability under Environmental Laws. To the best knowledge of the Company, there is no condition that could be reasonably expected to prevent or interfere with future compliance with Environmental Laws, including but not limited to compliance with required Environmental Permits.

          (b) To the best knowledge of the Company, no notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation, litigation, arbitration, administrative proceeding or review is pending or threatened by any governmental or other entity with respect to any past or present actual or alleged noncompliance with any Environmental Law, any Hazardous Material, or any alleged or actual failure by the Company or any of its Subsidiaries to have or to have had when necessary, any Environmental Permit.

          (c) Neither the Company nor any of its Subsidiaries now or previously owns, operates or leases a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act of 1976, as amended, or under any comparable state or local statute; and, except as would not reasonably be expected to result in liability under any Environmental law,

               (i) no polychlorinated biphenyls (PCBs) are or have been present at any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries;

              (ii) no asbestos or asbestos-containing material is or has been present at any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries;

             (iii) there are no landfills, underground storage tanks or surface impoundments, in each case either active or abandoned, at any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries;

               (iv) no Hazardous Materials have been Released at, on or under any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries in a reportable quantity established by statute, ordinance, rule, regulation or order; and

                (v) no Hazardous Materials are present, have been otherwise Released or threatened to be Released, at, on, under, from or about any site or facility now or previously owned, operated, leased or otherwise used by the Company or any of its Subsidiaries.

          (d) Neither the Company nor any of its Subsidiaries has disposed of, transported or arranged for the transportation of any Hazardous Material to any location that is listed on the National Priorities List ("NPL") under the Comprehensive Environmental Response, Compensation and
     Liability Act of 1980, as amended ("CERCLA"), listed for possible inclusion on the NPL by the Environmental Protection Agency in the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. Section 300.5 ("CERCLIS"), or on any similar state or local list or that is the subject of Federal, state or local enforcement actions or other investigations that may lead to environmental liability against any Company or any of its Subsidiaries, or to any other location in a manner that could be expected to result in liability under any Environmental Law.

         (e) No Hazardous Material generated by the Company or any of its Subsidiaries has been recycled, treated, stored disposed of or Released by the Company or any of its

     Subsidiaries at any location other than those listed in Schedule 2.20.

         (f) No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the Company or any of its Subsidiaries and no site or facility now or previously owned, operated or leased by any Company and each of its Subsidiaries is listed or proposed for listing on the NPL, CERCLIS or any similar state list of sites requiring investigation or clean up.

         (g) No liens have arisen under or pursuant to any Environmental Laws on any site or facility owned, operated or leased by the Company or any of its Subsidiaries, and no government action has been taken or is in process that could subject any such site or facility to such liens and none of the Company or any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any site or facility owned by it in any deed to the real property on which such site or facility is located.

         (h) All environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of the Company or any of its Subsidiaries in relation to facts, circumstances or conditions at or affecting any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries and that could result in liability under any Environmental Law have been made available to the Investors.

         (i) There are no past or present actions, activities, events, conditions or circumstances, including without limitation the Release, threatened Release, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials, in regard to any property currently or formerly owned, operated, leased or otherwise used by the Company or any of its Subsidiaries or the past and present operations or business of the Company or any of its Subsidiaries that would reasonably be expected to give rise to liability under any Environmental Laws or any contract or agreement.

         (j) Neither the Company nor any of its Subsidiaries has assumed, contractually or by operation of law, any liabilities, potential liabilities or obligations under any Environmental Laws.

         (k) Neither the Company nor any of its Subsidiaries has entered into, has agreed to, or is subject to any judgment, decree, order or other similar requirement of any governmental authority under any Environmental Laws, including without limitation those relating to compliance with Environmental Laws or to investigation, cleanup, remediation or removal of Hazardous Substances.

         (l) No submission to or filing with, or any review or approval by, any third party is required under any Environmental Law, including without limitation the New Jersey Industrial Site Recovery Act, the Connecticut Transfer Act, the Illinois Responsible Property Transfer Act, and the Indiana Responsible Property Transfer Act, in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of the Company or its Subsidiaries following such consummation.

          (m) No matter or item referenced in Schedule 2.20 could reasonably be expected to result in a Material Adverse Effect.

     For purposes of this Section 2.20, the following definitions shall apply:

          "Environmental Laws" means any and all federal, state, and local laws, ordinances, rules, regulations, codes, duties under the common law or orders, including, without limitation, any requirements imposed under any permits, licenses, judgments, decrees, agreements or recorded covenants, conditions, restrictions or easements, the purpose of which is to protect the environment, human health, public safety or welfare, or which pertain to Hazardous Materials.

          "Hazardous Materials" means any product, substance, chemical, force, material or waste, whose presence, nature, quantity and/or intensity of existence, use, manufacture, processing, treatment, storage, disposal, transportation, spill, release or effect, either by itself or in combination with other materials expected to be on the property owned or leased by the Company or any of its Subsidiaries (the "Property") is either (A) potentially injurious to public health, safety, welfare, or the environment, or to the Property; (B) regulated, monitored or subject to reporting by any governmental agency; or (C) a basis for potential liability to any governmental agency or a third party under any applicable statute or common law theory. Without limiting the foregoing, the term, "Hazardous Materials," includes but is not limited to any material, waste or substance which is or contains (A) petroleum or petroleum products, including crude oil or any fraction thereof, natural gas, or synthetic gas or any mixture thereof, (B) asbestos, (C) polychlorinated biphenyls, (D) flammable explosives; (E) radioactive materials; (F) radon in excess of EPA recommended exposure limits or (G) paint containing concentrations of lead or mercury.

          "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

          2.21 EMPLOYEE PLANS. (a) Schedule 2.21(a) contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, severance, employment, change in control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not under which any employee or former employee of the Company has any present or future right to benefits or under which the Company has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans".

          (b) With respect to each Company Plan, the Company has delivered to the Investors a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company to its employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules; (B) audited financial statements; (C) actuarial valuation reports; and (D) attorney's response to an auditor's request for information.

          c) (i) Each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Company Plan which is intended to be qualified within the meaning of section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), is so qualified and has received a favorable determination letter as to its qualification and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification; (iii) with respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, no facts or circumstances exist which could give rise to any such actions, suits or claims and the Company will promptly notify the Investors in writing of any pending or threatened claims arising between the date hereof and the Closing Date; (iv) neither the Company nor any other party has engaged in a prohibited transaction, as such term is defined under Code section 4975 or ERISA section 406, which would subject the Company or the Investors to any taxes, penalties or other liabilities under Code section 4975 or ERISA sections 409 or 502(i); (v) no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any member of its Controlled Group (as hereinafter defined), to any tax, fine or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations including, but not limited to the taxes imposed by Code sections 4971, 4972, 4977, 4979, 4980B, 4976(a) or the fine imposed by ERISA section 502(c); (vi) all insurance premiums required to be paid with respect to Company Plans as of the Closing Date have been or will be paid prior thereto and adequate reserves have been provided for on the Company's balance sheet for any premiums (or portions thereof) attributable to service on or prior to the Closing Date; (vii) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (viii) all contributions required to be made prior to the Closing Date under the terms of any Company Plan, the Code, ERISA or other applicable laws, rules and regulations have been or will be timely made and adequate reserves have been provided for on the Company's balance sheet for all benefits attributable to service on or prior to the Closing Date; (ix) no Company Plan provides for an increase in benefits on or after the Closing Date; and (x) each Company Plan may be amended or terminated without obligation or liability (other than those obligations and liabilities for which specific assets have been set aside in a trust or other funding vehicle or reserved for on the Company's balance sheet). "Controlled Group" shall mean any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o).

          (d) (i) No Company Plan has incurred any "accumulated funding deficiency" as such term is defined in ERISA section 302 and Code section 412 (whether or not waived); (ii) no event or condition exists which could be deemed a reportable event within the meaning of ERISA section 4043 which could result in a liability to the Company or any member of its Controlled Group and no condition exists which could subject the Company or any member of its Controlled Group to a fine under ERISA section 4071; (iii) as of the Closing Date, the Company and each member of its Controlled Group have made all required premium payments when due to the Pension Benefit Guaranty Corporation (the "PBGC"); (iv) neither the Company nor any member of its Controlled Group is subject to any liability to the PBGC for any plan termination occurring on or prior to the Closing Date; (v) no amendment has occurred which has required or could require the Company or any member of its Controlled Group to provide security pursuant to Code section 401(a)(29); and (vi) neither the Company nor any member of its Controlled Group has engaged in a transaction which could subject it to liability under ERISA section 4069.

          (e) With respect to each of the Company Plans which is not a multiemployer plan within the meaning of section 4001(a)(3) of ERISA but is subject to Title IV of ERISA, as of the Closing Date, the assets of each such Company Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Company Plan on a termination and projected basis, based on the actuarial methods and assumptions indicated in the most recent actuarial valuation reports.

          (f) With respect to any multiemployer plan (within the meaning of section 4001(a)(3) of ERISA) to which the Company or any member of its Controlled Group has any liability or contributes (or has at any time contributed or had an obligation to contribute): (i) the Company and each member of its Controlled Group has or will have, as of the Closing Date, made all contributions to each such multiemployer plan required by the terms of such multiemployer plan or any collective bargaining agreement; (ii) neither the Company nor any member of its Controlled Group has incurred any withdrawal liability under Title IV of ERISA or would be subject to such liability if, as of the Closing Date, the Company or any member of its Controlled Group were to engage in a complete withdrawal (as defined in ERISA section 4203) or partial withdrawal (as defined in ERISA section 4205) from any such multiemployer plan; (iii) no such multiemployer plan is in reorganization or insolvent (as those terms are defined in ERISA sections 4241 and 4245, respectively); and (iv) neither the Company nor any member of its Controlled Group has engaged in a transaction which could subject it to liability under ERISA section 4212(c).

          (g) (i) Each Company Plan which is intended to meet the requirements for tax favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements; and (ii) the Company has received a favorable determination from the Internal Revenue Service with respect to any trust intended to be qualified within the meaning of Code section 501(c)(9).

          (h) Schedule 2.21(h) sets forth, on a plan by plan basis, the present value of benefits payable presently or in the future to present or former employees of the Company under each unfunded Company Plan.

          (i) Except as set forth on Schedule 2.21(i), no Company Plan exists which could result in the payment to any Company employee of any money or other property or rights or accelerate or provide any other rights or benefits to any Company employee as a result of the transaction contemplated by this

Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G.

          (j) The transaction contemplated by this Agreement does not constitute a change in the ownership or effective control of a corporation or the ownership of a substantial portion of the assets of a corporation for purposes of Code section 280G or the regulations thereunder.

          (k) Except as set forth in Schedule 2.21(k) attached hereto, (a) there are no open National Labor Relations Board claims, petitions, proceedings, charges, complaints or notices with respect to the Company, (b) the Company has no labor negotiations in process with any labor union or other labor organization, (c) no labor disputes, including, but not limited to, strikes, slowdowns, picketing or work stoppages or other labor difficulty exist or to the best of the Company's knowledge are threatened, with respect to any employees of the Company, (d) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement relating to the employees of the Company is in process, and to the best knowledge of the Company, no claim thereunder exists, (e) the Company is not experiencing any labor disputes, including but not limited to strikes, slowdowns, picketing or work stoppages with respect to the employees of the Company and (f) no "plant closing" or "mass layoff" has been effectuated by the Company (in each case as defined in the Worker Adjustment and Retraining Notification Act (29 U.S.C.
Section 2101, ET SEQ.), as amended). To the best knowledge of the Company, there are no efforts in process by unions to organize any employees or the Company who are not now represented by recognized collective bargaining agents.

          2.22 PATENTS, ETC. All patents, trademarks, service-marks, trade names, permits, licenses, franchises or other rights (including industry certificates and approvals and including, without limitation, STC approvals) (collectively, "Intangible Rights") owned or held by the Company or any of its Subsidiaries that are material to the business of the Company or any of its Subsidiaries are described on Schedule 2.22 attached hereto. Except as described on Schedule 2.22, all such Intangible Rights are free and clear of any lien. Nothing has come to the attention of the Company to the effect that (i) any activity in operating the business of the Company or any of its Subsidiaries as presently conducted or as proposed to be conducted may infringe any patent, trademark, service-mark, trade name, copyright, permit, license, franchise or other right owned by any other person, (ii) there is pending or threatened any claim or litigation against or affecting the Company or any of its Subsidiaries contesting its right to carry on such activities or (iii) there is, or there is pending or proposed, any statute, law, rule, regulation, standard or code which would prevent or inhibit, or substantially reduce the projected revenues of, or otherwise adversely affect the business, condition (financial or otherwise), or operations of, the Company.

          2.23 FULL DISCLOSURE. No representation or warranty made by the Company herein nor any certificate, schedule, or instrument furnished or to be furnished by the Company pursuant hereto or in connection herewith, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

           3.  REPRESENTATIONS AND WARRANTIES OF NASSAU CAPITAL AND NAS

          Nassau Capital and NAS hereby jointly and severally represent and warrant to the Company as follows:

          3.1 ORGANIZATION, STANDING, ETC. Nassau Capital is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. NAS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

          3.2 PARTNERSHIP ACTS AND PROCEEDINGS; ENFORCEABILITY OF AGREEMENTS. Each of Nassau Capital and NAS has all requisite power and authority to enter into this Agreement, the Shareholders Agreement and the Registration Rights Agreement and to perform its obligations hereunder and thereunder. All action on the part of Nassau Capital and its partners and by NAS and its members, officers and managers necessary for the authorization, execution and delivery of this Agreement, the Shareholders Agreement and the Registration Rights Agreement by Nassau Capital and NAS, and the performance of all obligations of Nassau Capital and NAS hereunder and thereunder, has been taken. This Agreement has been, and the Shareholders Agreement and the Registration Rights Agreement when executed will be, duly executed and delivered by each of Nassau Capital and NAS and constitutes or when executed will constitute a valid and binding obligation of each of Nassau Capital and NAS, and is or when executed will be enforceable against each of Nassau Capital and NAS in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and to general principles of equity (whether considered in a proceeding in equity or at law).

          3.3 NO CONFLICT: GOVERNMENTAL APPROVALS AND NOTICES. Neither the execution and delivery of this Agreement, the Shareholders Agreement and the Registration Rights Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) violate the partnership agreement of Nassau Capital, (ii) conflict with or constitute a violation of any law, statute, judgment, order, decree or regulation applicable or relating to Nassau Capital or NAS, or (iii) result in a breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any asset or property of Nassau Capital or NAS pursuant to, any agreement or other instrument to which Nassau Capital or NAS is a party or by which either or any portion of their properties, assets or rights are bound or affected which could reasonably be expected to have a material adverse effect on the transactions contemplated hereunder. No consent, authorization, approval, permit or order of, or notice to or filing with, any governmental authority is required in connection with Nassau Capital's and NAS's execution, delivery and performance of this Agreement, the Shareholders Agreement or the Registration Rights Agreement, except to the extent that the failure to obtain any such Governmental Consent could not reasonably be expected to have a material adverse effect on the transactions contemplated hereby.

          4.  REPRESENTATIONS AND WARRANTIES OF EIT

       [29] EIT HEREBY REPRESENTS AND WARRANTS to the Company as follows:

          4.1 ORGANIZATION, STANDING, ETC. EIT is a [30] corporation duly organized, validly existing and in good standing under the laws of the United Kingdom.[31]

          4.2 CORPORATE ACTS AND PROCEEDINGS: ENFORCEABILITY OF AGREEMENTS. [32] EIT [33] has all requisite corporate power and authority to enter into this Agreement, the Shareholders Agreement and the Registration Rights Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance by [34] EIT [35] of this Agreement, the Shareholders Agreement and the Registration Rights Agreement and the consummation by [36] IT of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action by [37] EIT [38], and no other corporate action on the part of EIT [39] is necessary for the execution, delivery and performance by [40] IT of this Agreement, the Shareholders Agreement or the Registration Rights Agreement and the consummation by [41] EIT of the transactions contemplated hereby or thereby. This Agreement has been, and the Shareholders Agreement and the Registration Rights Agreement when executed will be, duly executed and delivered by [42] EIT [43] and constitutes or when executed will constitute a valid and binding obligation [44] of EIT and [45] is or when executed will be enforceable against [46] EIT [47] in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and to general principles of equity (whether considered in a proceeding in equity or at law).

          4.3 NO CONFLICT: GOVERNMENTAL APPROVALS AND NOTICES. Neither the execution and delivery of this Agreement, the Shareholders Agreement and the Registration Rights Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) violate the organizational documents of [48] EIT [49], (ii) conflict with or constitute a violation of any law, statute, judgment, order, decree or regulation applicable or relating to EIT [50], or (iii) result in a breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any asset or property of EIT [51] pursuant to, any agreement or other instrument to which EIT [52] is a party or by which [53] any portion of [54] ITS properties, assets or rights are bound or affected which could reasonably be expected to have a material adverse effect on the transactions contemplated hereunder. No consent, authorization, approval, permit or order of, or notice to or filing with, any governmental authority is required in connection with EIT's [55] execution, delivery and performance of this Agreement, the Shareholders Agreement or the Registration Rights Agreement, except to the extent that the failure to obtain any such Governmental Consent could not reasonably be expected to have a material adverse effect on the transactions contemplated hereby.

       5.  REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

          Each Investor hereby represents and warrants to the Company as follows:

          5.1 RESTRICTED SECURITIES. Each Investor understands that none of the Shares has been registered under the Securities Act of 1933, as amended (the "1933 Act"), or registered or qualified under any state securities laws, and, in addition to the restrictions on transfer set forth in the Shareholders Agreement, that they may not transfer the Shares in a manner inconsistent with their status as restricted securities.

         5.2 INVESTMENT INTENT. The Securities are being purchased for each Investor's own account and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the 1933 Act. Each Investor understands that the Shares have not been registered under the 1933 Act by reason of their contemplated issuance in transactions exempt from the registration and prospectus delivery requirements of the 1933 Act pursuant to Section 4(2) thereof, that certificates representing the Shares shall bear the legend provided under the Shareholders Agreement (which legends shall be removed by the Company at the request of the Investors when appropriate) and that the reliance of the Company and others upon this exemption is predicated in part upon this representation and warranty by such Investor. None of the Investors was formed for the specific purpose of purchasing the Securities.

          5.3 SOPHISTICATED INVESTOR. Each Investor has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and of making an informed investment decision. Each Investor is capable of bearing the economic risk inherent in ownership of the Securities and retaining the Securities for an indefinite period.

          5.4 ACCESS TO INFORMATION. Each Investor has been given the opportunity to ask questions of, and receive and evaluate answers and information from, the Company concerning the Company and its Subsidiaries and the terms and conditions of its investment in the Securities, and been provided with, or had access to, such documents and other information as it deems necessary or useful in its evaluation of the merits and risks of an investment in the Securities. Each Investor has received such advice as to the federal and state tax consequences of the transactions contemplated by this Agreement from its own tax advisors as it deems necessary.

          5.5 NO BROKERS OR FINDERS. No person, firm or entity has or will have, as a result of any act or omission by any Investor, any right, interest or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement.

                          6.  CONDITIONS PRECEDENT

          6.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE INVESTORS. The obligations of the Investors to consummate the purchase of the Securities is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

          (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and any of its Subsidiaries contained herein, shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct as of such date. Each Investor shall receive at Closing a certificate of the Secretary or Assistant Secretary of the Company, dated the Closing Date, certifying the foregoing.

          (b) NO MATERIAL ADVERSE CHANGE. There shall not have occurred or been threatened any event which could have a Material Adverse Effect.

          (c) SHAREHOLDERS AGREEMENT. The Company shall have entered into the Fourth Amended and Restated Shareholders Agreement with the Investors and certain of its other shareholders, substantially in the form of Exhibit E hereto (the "Shareholders Agreement").

          (d) REGISTRATION RIGHTS AGREEMENT. The Company shall have entered into the Fourth Amended and Restated Registration Rights Agreement with the Investors and certain of its other shareholders, substantially in the form of Exhibit F hereto (the "Registration Rights Agreement").

          (e) CERTIFICATE OF INCORPORATION. The Company shall have duly adopted and filed the Second Amended and Restated

     Certificate of Incorporation, in the form of Exhibit A attached hereto.

          (f)  ADS ASSET PURCHASE.  Consummation of the ADS Asset
     Purchase shall occur simultaneously with the Closing on the terms and conditions set forth on Schedule 1.5 hereto and the Investors shall have received copies of the ADS Asset Purchase Documents, certified by the Secretary or Assistant Secretary of the Company as true and complete copies thereof together with evidence of authorization by the Company of each ADS Asset Purchase Document, and the transactions contemplated therein.

          (g) NO LITIGATION. No action, suit, investigation, arbitration, or administrative or governmental proceeding shall be pending, seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement, the Shareholders Agreement the Registration Rights Agreement or the ADS Asset Purchase Documents.

          (h) LEGAL OPINION. The Investors shall have received from Spolin & Silverman, counsel for the Company, an opinion in the form of Exhibit G hereto, addressed to the Investors.

          (i) APPROVALS AND CONSENTS. The Company shall have duly received all authorizations, waivers, consents, approvals, licenses, franchises, permits and certificates (collectively, the "Approvals") by or of all federal, state and local governmental authorities, and all material Approvals by or of all other persons, necessary or advisable for the issuance of the Shares, and all such Approvals shall be in full force and effect at the time of the Closing. The Company shall have delivered to the Investors an Officers' Certificate, dated the Closing Date, to such effect.

          (j) PURCHASE PERMITTED BY APPLICABLE LAWS. The purchase of and payment for the Securities shall not, to the knowledge of the Company, violate any applicable law or governmental regulation (including, without limitation, Section 5 of the 1933 Act) and shall not as a result of any act or omission by Company subject the Investors to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation. The Investors shall have received such certificates or other evidence of compliance as the Investors may request.

          (k) COMPLIANCE WITH SECURITIES LAWS. The issuance, offering and sale of the Securities under this Agreement shall have complied with all applicable requirements of federal and state securities laws, and the Investors shall have received such evidence of compliance as the Investors may request.

          (1) INFORMATION AND MATERIALS. The Investors shall have received such other information, as the Investors or their counsel may reasonably request including, but not limited to, an environmental audit report in form and substance satisfactory to the Investors with respect to any environmental hazards, conditions, liabilities or potential liabilities to which the Company and its Subsidiaries may be subject.

          (m) AMENDMENTS, WAIVERS, CONSENTS, ETC. The Investors and their counsel shall have received evidence satisfactory to them that any and all amendments or waivers of, or consents to, any agreement, instrument, or document to which the Company is party or by which the Company is bound, necessary or advisable, in the sole opinion of the Investors, to effectuate the transactions contemplated hereby shall have been obtained by the Company, including, without limitation, (i) a waiver of Sections 2.10(c) and 9.24 of the Amended and Restated Credit Agreement, dated as of [56] September 18, 1996 among the Company, the Subsidiary Guarantors parties thereto, the Lenders parties thereto, and Internationale Nederlanden (U.S.) Capital Corporation, as Agent thereunder, [57](ii) a waiver of Sections 7K and 16F of the Securities Purchase Agreement, dated as of November 2, 1994, among the Company, EIT and Electra Associates, Inc. ("Electra") (the "Electra Securities Agreement"), and (iii) all necessary anti-dilution waivers, in each and every case on terms satisfactory to the Investors[58].

          (n) COMPLIANCE WITH AGREEMENTS. The Company and each of its Subsidiaries shall be in compliance with all of the material covenants, terms and conditions of all loan documents, shareholder agreements and other material agreements of the Company (including all existing or proposed credit facilities, loan agreements and the like) which will remain or be outstanding immediately after the Closing Date, and such agreements shall permit the performance by the Company and its Subsidiaries of all of the obligations and transactions contemplated by this Agreement. The Company shall have delivered to the Investors an Officers' Certificate, dated the Closing Date, to such effect.

          6.2  CONDITION PRECEDENT TO THE OBLIGATIONS OF THE COMPANY.
     The obligations of the Company to consummate the issuance and sale of the Securities is subject to the condition that the representations and warranties of each Investor contained herein shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct as of such date. The Company shall receive at Closing a certificate from each of the General Partner of Nassau Capital, the Manager of NAS, and the Secretary or Assistant Secretary of [59] EIT [60], each dated the Closing Date, certifying the foregoing.

                            7.  AFFIRMATIVE COVENANTS

     The Company covenants that from and after the date of this Agreement through the Closing and thereafter (unless otherwise provided below):

          7.1 FINANCIAL STATEMENTS AND OTHER REPORTS. For so long as the Company does not have any class of securities registered under the Securities Exchange Act of 1934, as amended (the "1934 Act"), the Company will deliver, or cause to be delivered to each Investor:

          (a) within 30 days prior to the end of each fiscal year, but no earlier than 60 days prior to the end of such fiscal year, a budget (on a monthly basis) for the Company and its Subsidiaries for the following fiscal year (including consolidating and consolidated statements of income, cash flow and balance sheets prepared in accordance with GAAP), in form heretofore provided to the Investors; PROVIDED, HOWEVER, that notwithstanding the registration by the Company of any class of securities under the 1934 Act, the Company will deliver such budgets to each Investor if the Investors are not entitled at such time to a Designee on the Board (each, as defined in Section 5.2(a) hereof);

          (b) as soon as available and in any event within 30 days after the end of each month, consolidating and consolidated statements of income and cash flow of the Company and its Subsidiaries for such month and for the period from the beginning of the current fiscal year to the end of such month and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such period and, beginning in fiscal year 1996, setting forth, in each case, in comparative form, figures for the corresponding month and period in the preceding fiscal year and the budget for such month and for the period from the beginning of the current fiscal year to the end of such month, all in reasonable detail and reasonably satisfactory in form and scope to the Investors and certified by an authorized financial officer of the Company as fairly presenting in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP;

          (c) as soon as practicable and in any event within 45 days after the end of each fiscal quarter of the Company, consolidating and consolidated statements of income and cash flow of the Company and its Subsidiaries for such quarter and for the period from the beginning of the current fiscal year to the end of such quarter and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, setting forth, in each case, in comparative form, figures for the corresponding quarter in the preceding fiscal year and the budget for such quarter, all in reasonable detail and satisfactory in form and scope to the Investors, and certified by an authorized financial officer of the Company as fairly presenting in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP;

          (d) as soon as available and in any event within [61] 90 days after the end of each fiscal year, consolidating and consolidated statements of income, stockholders' equity and cash flow of the Company and its Subsidiaries for such fiscal year, and the related consolidating and consolidated balance sheets of the Company and its Subsidiaries as at the end of such fiscal year, setting forth, in each case, in comparative form, corresponding consolidated and consolidating figures from the preceding fiscal year, all in reasonable detail and reasonably satisfactory in form and scope to the Investors, and accompanied (i) in the case of said consolidated statements and balance sheet of the Company, by an opinion thereon of independent certified public accountants of recognized national standing (which shall be generally recognized as one of the "Big Six" independent public accounting firms), which opinion shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Company and its Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP, and (ii) in the case of said consolidating statements and balance sheets, by a certificate of an authorized financial officer of the Company, which certificate shall state that said consolidating financial statements fairly present the respective individual unconsolidated financial condition and results of operations of the Company and of each of its Subsidiaries, in each case in accordance with GAAP, consistently applied, as at the end of, and for, such fiscal year;

          (e) promptly upon transmission thereof to the shareholders of the Company generally or to any other security holder of the Company, including, without limitation, any holder of Debt, copies of all financial statements, financial analyses, notices, certificates (including, without limitation, the compliance certificate to be furnished under the Credit Agreement, dated November 2, 1994, between the Company, the Subsidiary Guarantors named therein, the Lenders named therein, The Provident Bank ("Provident") and Internationale Nederlanden (U.S.) Capital Corporation ("ING"), as the same has been, or may be, amended, modified or supplemented (the "Credit

     Agreement")), annual reports and proxy statements so transmitted;

          (f) promptly upon receipt thereof, a copy of each other report submitted to the Company or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit of the books of the Company or any of its Subsidiaries made by such accountants, or any management letters or similar document submitted to the Company or any of its Subsidiaries by such accountants;

          (g) promptly upon any material revision to the budgets referred to in paragraph (a) above, such monthly budgets, as revised;

          (h) promptly upon any officer of the Company obtaining knowledge of any event of default under any credit agreement, loan agreement or indenture that the Company is party to; and

          (i) with reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries as such Investor may reasonably request.

          7.2  BOARD MEMBER; ATTENDANCE AT BOARD MEETINGS.

          (a) For so long as the Investors hold not less than 5% of the Common Equivalent Shares (as defined in the Shareholders Agreement), at the Investors' request, the Company will cause one person designated by the Investors (the "Designee") to be included in any list of persons nominated by management of the Company for election as members of the Board of Directors of the Company (the "Board") and will take all actions reasonably within its power to cause the Designee to be elected a member of the Board. The Designee, as a director, will have the right to be a member of the Audit Committee and the Compensation Committee of the Board, or such other committees of the Board performing the functions typically performed by such committees.

          (b) The Company will reimburse such director for all costs and expenses (including travel expenses) incurred in connection with such director's attendance at meetings of the Board or any committee of the Board upon which such director serves. The Company will pay such director annual fees and fees for attending Board or committee meetings, if any such fees are paid to directors.

          7.3 RESERVATION OF SHARES. The Company will reserve and keep reserved at all times sufficient shares of its Common Stock for issuance upon conversion of the Securities and, upon such conversion, the Company will promptly issue and deliver the shares of Common Stock required to be delivered, and such shares, when issued and delivered, will be validly issued, fully paid and nonassessable.

          7.4 USE OF PROCEEDS. The Company will use the proceeds from the sale and issuance of the Securities for the purpose described in Section 1.5 hereof.

                            8.  INDEMNIFICATION

          8.1  INDEMNIFICATION.

          (a) From and after the Closing, the Company shall indemnify and save harmless the Investors and their respective officers, directors, members, stockholders, partners and employees (as applicable) (the "Investor Indemnitees") from and against any and all loss, cost, damage or expense (including court costs and reasonable attorneys' fees) whatsoever asserted against or incurred by such Investor Indemnitee resulting from or arising out of any breach of any representation, warranty or covenant of the Company contained in this Agreement.

          (b) From and after the Closing, each Investor shall severally indemnify and save harmless the Company and its officers, directors, stockholders and employees (the "Company Indemnitees") from and against any and all loss, cost, damage or expense (including court costs and reasonable attorneys' fees) whatsoever asserted against or incurred by such Company Indemnitee resulting from or arising out of any breach of any representation or warranty made by such Investor in this Agreement.

          8.2 CERTAIN PROCEDURES. In the event that a claim is made by a third party against any Investor Indemnitee or Company Indemnitee (the "Claimant") which, if successful, would entitle such Claimant to indemnification hereunder, or any Claimant desires to make a claim against any party to this Agreement (the "Indemnitor") under this Section 8, the Claimant shall give prompt notice to the Indemnitor of any actions, suits, proceedings and demands at any time instituted against or made upon Claimant and for which the Claimant claims a right to indemnification hereunder (including the amount and circumstances surrounding any claim); PROVIDED that the failure of a Claimant to give notice as provided in this Section 8.2 shall not relieve the Indemnitor of its obligations hereunder, except to the extent that the Indemnitor is actually prejudiced by such failure to give notice. The Indemnitor shall within 30 days after receipt of notice undertake to defend, adjust, compromise or settle the action, suit, proceeding or demand on which such notice is based, in the name of the Claimant or otherwise as the Indemnitor shall elect. Notwithstanding the foregoing, the Claimant shall have the right to defend, adjust, compromise or settle any action, suit, proceeding or demand on its own behalf and to be indemnified therefor if (a) the Indemnitor does not provide the undertaking referred to in the previous sentence, (b) the Indemnitor has not employed counsel reasonably satisfactory to the Claimant, or (c) in the sole discretion of the Claimant, there is a conflict or potential conflict of interest between the

Claimant and the Indemnitor or a legal defense available to it which differs from or is additional to those available to Indemnitor, in such action, suit or proceeding. The Indemnitor shall not, except with the consent of the Claimant, enter into any settlement that does not include as a term thereof an unconditional release of the Claimant from all liability with respect to the applicable claim.

                                 9. WARRANTS

          9.1 TERM; EXERCISE. Subject to the terms and conditions contained in this Agreement and in the Warrants, the Warrants are exercisable, in the manner set forth in the Warrants, in whole or in part, at any time and from time to time during the period commencing on the Effective Date (as defined in each such Warrant) and ending at 5:00 p.m. New York City time on December 31, 2006, (the "Expiration Date"), and shall be void thereafter.

          9.2 SERIES OF WARRANTS AND TRIGGERING EVENT. (a) At the Closing, the Investors will receive Series H Warrants and Series I Warrants, in each case exercisable into such number of shares of Common Stock as determined pursuant to Section 2.1 of such Warrant.

          The Series H Warrants and Series I Warrants will be essentially identical in all respects, including in the respect that the occurrence of either of a Registered Public Offering (as defined below) or a Private Financing (as defined below) will determine the Warrant Value (as defined in each of the Series H Warrants and the Series I Warrants), except that (i) the Series I Warrants shall be terminated upon the repayment in full of the Note, PROVIDED that a Registered Public Offering shall have occurred prior to such repayment and (ii) the aggregate amount of the accrued and unpaid interest on the Note will be included in the calculation of the Warrant Value of the Series I Warrant.

          (b) For purposes hereof, the following terms shall have the following meanings:

          "Fully Diluted" shall mean, at any point in time, the number of common shares outstanding, increased by all common equivalent shares (stock options, warrants, convertible securities and any other security or instrument, whether in or out of the money, that could result in additional common shares being issued at any time in the future) at the time outstanding.

          "Private Financing" shall mean any disposition by the Company, whether by sale or indirect sale, issuance or other transfer, of any capital stock of the Company, or any warrant, security or other instrument convertible into capital stock of the Company, other than pursuant to a Registered Public Offering.

          "Registered Public Offering" shall mean the closing of an underwritten public offering for shares of Common Stock of the Company pursuant to a registration statement under the 1933 Act.

          9.3 PUT. (a)(i) If a Registered Public Offering shall not have occurred by December 31, 2000, then, the Investors or other holder of the Warrants may, at any time thereafter, by giving written notice to the Company (the "Put Notice"), require the Company to repurchase (the "Put") all or any portion of the Warrants held by the Investors or other holder of the Warrants for an amount equal to the Put Amount (as defined in the Electra Securities Agreement) and corresponding to that number of shares of Common Stock then issuable upon exercise of the Warrants designated in the Put Notice. The Company shall pay to the Investors, subject to Section 9.3(a)(iii) hereof such Put Amount within 30 days of the date of the Put, or, if sooner, at the same time that ING, Provident, Banc One or Electra is required to be paid pursuant to the terms of the ING Warrant, the Provident Warrant, the Banc One Warrant and the Electra Warrants (each as defined in the Electra Securities Agreement), respectively, and shall execute and deliver to the Investors a promissory note evidencing such Put Amount; any unpaid balance of the Put Amount shall bear interest, which interest shall be paid together with any payment of the Put Amount, at a rate of 14% per annum.

          (ii) Immediately upon receipt of (A) a Put Notice or (B) notice, whether prior to or after December 31, 2000, from the holders of any of the ING Warrant, the Provident Warrant, the Banc One Warrant or the Electra Warrants (such holders being referred to herein collectively as the "Put Holders") that the Investors or such Put Holders intend to exercise put rights in connection with the repurchase of any of their warrants by the Company, the Company shall, before repurchasing any such warrants, give written notice thereof to the Investors and/or all other Put Holders, as the case may be. For a period of twenty (20) days following receipt of such notice, the Investors and each Put Holder shall be entitled, by written notice to the Company, the Investors and/or each Put Holder, as the case may be, to elect to require the Company to repurchase for cash its pro rata share (on the basis of the number of shares of Common Stock then issuable upon exercise of all of the warrants held by the Investors and each such Put Holder) of the warrants held by the Investors and each such Put Holder. If, at the expiration of such twenty-day period the Investors or any Put Holders have not elected to have the Company repurchase their warrants, the Company shall repurchase only those warrants for which notice has been received.

          (iii) If the Company shall not have funds legally available in the amount necessary to repurchase all warrants of the Investors and Put Holders with respect to which notice has been received, then such warrants shall be repurchased by the Company (A) first, on a pro rata basis in accordance with the number of shares of Common Stock then issuable upon exercise of all of the warrants held the Put Holders, and (B) second, to the extent of funds legally available therefor, on a pro rata basis in accordance with the number of shares of Common Stock then issuable upon exercise of all of the warrants held by the Investors. Any Put not satisfied in full in cash shall remain an obligation of the Company and shall be evidenced by a promissory note due within 366 days and bearing interest at a rate of 14% per annum, which interest shall be paid together with the Put Amount.

          9.4 ANTIDILUTION PROVISIONS. The percentage of Common Stock for which the Warrants may be exercised shall be adjusted as set forth in the Warrants in order to preserve the relative position of the holder of the Warrants vis-a-vis the percentage of the issued and outstanding shares of Common Stock which such holder may acquire upon exercise of the Warrants.

          9.5 REGISTRATION. Pursuant to the terms of the Registration Rights Agreement, the Investors shall have and be entitled to (i) three demand and
(ii) unlimited piggyback registrations for shares of Common Stock issuable upon exercise of the Warrants. The Investors' demand registration rights will have preference over other demand registration rights granted by the Company (with the exception of any such right granted to (A) Electra pursuant to the Electra Securities Agreement, with which the right of the Investors hereunder shall rank pari passu; PROVIDED that Electra shall have amended the Electra Securities Agreement to provide that such right of Electra shall rank pari passu with that of the Investors hereunder and (B) Nassau pursuant to the Securities Purchase Agreement dated as of February 20, 1996, with which the right of the Investors hereunder shall rank pari passu; PROVIDED that Nassau shall have amended such agreement to provide that such right of Nassau shall rank pari passu with that of the Investors hereunder), and the Investors' piggyback registration rights will be pro rata with any other holders of capital stock of the Company participating in such registration, to the extent and as provided in the Registration Rights Agreement.

          9.6 VOTING. To the extent permitted by applicable law, the Warrants shall entitle the holders thereof to vote with the Common Stock of the Company that number of votes equal to the number of shares of Common Stock issuable from time to time upon exercise of the Warrants on any matters upon which the holders of Common Stock are entitled to vote.

                             10.  MISCELLANEOUS

          10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made herein shall survive the Closing (i) with respect to the representations and warranties of the Company set forth in
Section 2.20, until the closing of an underwritten public offering, (ii) with respect to the representations and warranties of the Company set forth in

Section 2.14, until three months after the expiration of the applicable statute of limitations with respect to the subject matter thereof, and (iii) with respect to all other representations and warranties of any party hereunder, for a period of two (2) years after the Closing Date.

          10.2 COSTS AND EXPENSES; TRANSFER TAXES. Whether or not the transactions contemplated by this Agreement are consummated, (a) the Company shall pay all fees and expenses incurred by, or on behalf of, it and (b) the Company shall promptly reimburse the Investors for their reasonable out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, including without limitation, the reasonable fees and expenses of their legal counsel, accountants and advisors. The Company shall pay all transfer taxes and charges attributable to the transfer of the Securities to the Investors.

                    10.3  CONFIDENTIALITY; PRESS RELEASES.

          (a) Each Investor severally agrees that all information and documents gained by such Investor and its directors, officers, employees, agents, representatives, consultants or affiliates pursuant to such Investor's investigations of the Company and its Subsidiaries have been and shall be kept confidential by such Investor and will not be used by such Investor or its directors, officers, employees, agents, representatives, consultants or affiliates for any purpose other than in connection with such Investor's investment in the Company or as required by law.

          (b) The parties hereto agree that no party shall issue or cause publication of any press release or other announcement or public communication with respect to this Agreement, the Shareholders Agreement, the Registration Rights Agreement or the transactions contemplated hereby or thereby without the consent of the others, which consent shall not unreasonably be withheld; provided that nothing herein shall prohibit any party from issuing or causing publication of any such press release, announcement or public communication to the extent that such action is required by law.

          10.4 PARTIES IN INTEREST. All the terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, only the parties hereto; PROVIDED, HOWEVER, that the parties hereto may enforce the provisions of Section 8 hereof on behalf of their respective Investor Indemnitees and Company Indemnitees. In no event may either party assign either its rights or obligations hereunder without the written agreement of the other party.

          10.5 EXHIBITS AND SCHEDULES. The Exhibits and Schedules to this Agreement are part of the Agreement and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth in full herein.

          10.6 HEADINGS. The headings of the Sections of this Agreement have been inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

          10.7 AMENDMENTS, WAIVERS, ETC. Neither this Agreement nor any term hereof may be amended except by an instrument in writing which refers to this Agreement and is executed by the Company and each Investor whose rights are affected thereby, and neither this Agreement nor any term hereof may be released, waived or discharged in any manner except by an instrument in writing which refers to this Agreement and is executed by the party against which such release, waiver or discharge is asserted.

          10.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAW OF THE STATE OF NEW YORK.

          10.9 NOTICES. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly given on the earlier of (a) the date actually received by the party in question, by whatever means and however addressed, or
(b) the date received if sent by telecopy, or on the date of personal delivery if delivered by hand, or on the date signed for if sent by an overnight delivery service, to the following addresses, or to such other address as any party may request by notifying the other parties hereto:

          (a)  If to the Company:

               DeCrane Aircraft Holdings, Inc.
               Attention:  President
               2201 Rosecrans Avenue
               El Segundo, California  90245
               Telephone: (310) 536-0444
               Telecopy:  (310) 536-0257

               DeCrane Aircraft Holdings, Inc.
               Attention:  Chief Executive Officer
               155 Montrose West Avenue, Suite 210
               Copley, OH  44321
               Telephone: (216) 668-3061
               Telecopy:  (216) 668-2518
          with a copy to:

               Spolin & Silverman
               Attention:  Stephen A. Silverman
               100 Wilshire Boulevard, Suite 940
               Santa Monica, California  90401
               Telecopy:  (310) 576-1221
               Telephone: (310) 576-4844

          (b)  If to Nassau Capital:

               c/o Nassau Capital L.L.C.
               Attn:  Jonathan Sweemer
               22 Chambers Street
               Princeton, New Jersey 08542
               Telephone: (609) 924-3555
               Telecopy: (609) 924-8887

          with a copy to:

               Simpson Thacher & Bartlett
               Attention:  George R. Krouse, Jr., Esq.
               425 Lexington Avenue
               New York, New York 10017
               Telephone: (212) 455-2000
               Telecopy: (212) 455-2502

          (b)  If to [62] EIT:

               c/o Electra Associates, Inc.
               Attn: [63] SCOTT D. STEELE
               70 East 55th Street
               New York, New York 10022
               Telephone: (212) [64] 319-0081
               Telecopy: (212) 319-3069

          With a copy to:

               [65] WILKIE FARR & GALLAGHER
               [66] ATTN:  PETER J. HANLON
               ONE CITICORP CENTER
               153 EAST 53RD STREET
               NEW YORK, NEW YORK 10022
               Telephone:  (212) 935-8000
               Telecopy:  (212) 821-8111

          The failure of any party to deliver any notice to any of the above persons specified to receive copies of notices, demands or requests shall not limit the effectiveness of any notice given in accordance herewith to the Company or any Investor. The foregoing shall not preclude the effectiveness of actual written notice actually received by any party delivered by any means other than those specified above.

          10.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          10.11 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances will not be affected thereby and may be enforced to the greatest extent permitted by law.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                       DECRANE AIRCRAFT HOLDINGS, INC.

                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       NASSAU CAPITAL PARTNERS L.P.

                                       By:  NASSAU CAPITAL L.L.C.
                                            General Partner

                                            By:
                                               --------------------------------
                                               Name:
                                               Title:

                                       NAS PARTNERS I L.L.C.

                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       ELECTRA INVESTMENT TRUST P.L.C.

                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                    DELETIONS

[1] __

[2] ,

[3] , and Electra Associates, Inc., a Delaware corporation, located at 70 East 55th Street, New York, NY ("Electra Associates" and, collectively with EIT, "Electra") (Nassau and Electra

[4] Electra

[5] Electra

[6] Electra

[7] Electra

[8] 115,385

[9] 57,692

[10] Electra

[11] Electra

[12] Electra

[13] Capital

[14] Electra

[15] Electra

[16] Electra

[17] 115,384.67

[18] 57,692.33

[19] Electra

[20] Electra

[21] Electra

[22] Electra

[23] Electra

[24] [

[25] - which entity?]

[26] Electra

[27] 8,000,000

[28] provide information with respect to all amounts due and not yet paid by ASI, and the magnitude of any planned write-off associated with ASI

[29] AND ELECTRA ASSOCIATES

EIT and Electra Associates hereby jointly and severally represent and warrant

[30] limited liability company

[31] Electra Associates is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

[32] Each of

[33] and Electra Associates

[34] each of

[35] and Electra Associates

[36] each of them

[37] each of

[38] and Electra

[39] and Electra Associates

[40] them

[41] them

[42] each of

[43] and Electra Associates

[44] of each

[45] Electra Associates and

[46] each of

[47] and Electra Associates

[48] either

[49] or Electra Associates

[50] or Electra Associates

[51] or Electra Associates

[52] or Electra Associates

[53] either or

[54] their

[55] or Electra Associates'

[56] November 2, 1994,

[57] and

[58] [new credit agreement; any others?]

[59] each of

[60] and Electra

[61] 120

[62] Electra

[63] ______________________

[64] ____________

[65] [NAME]

[66] [ADDRESS]

[67]
ELECTRA ASSOCIATES, INC.

By:
   --------------------------------
Name:
Title:

[68]
and

ELECTRA ASSOCIATES, INC.

[69] __

[70] 4

[71] 11

[72] 20

[73] AND ELECTRA ASSOCIATES

[74] 22

[75] 23

[76] 23

[77] 29

[78] 29

[79] 33

[80] 33

[81] 34